Exhibit 99.2

WebMediaBrands Inc.

Transcript – Earnings Release Conference Call

Moderator: Beth Ritter

May 14, 2009

4:00 pm CT

Operator: Good day and welcome to WebMediaBrands’ First Quarter 2009 Financial Results conference call. Today’s call is being recorded.

At this time, I’d like to turn the conference over to Mr. Alan Meckler. Please go ahead, sir.

Alan Meckler: Thank you for joining us today. I’m here in Darien, Connecticut with Don O’Neill, our Chief Financial Officer and Mitch Eisenberg who is our corporate counsel and Senior Executive Vice President.

Before we begin, I would like Mitch to read our Safe Harbor Statement.

Mitch Eisenberg: Thanks Alan. Before we begin our formal comments, I would like to reminder everyone that in our financial earnings announcement released today and also on this call WebMediaBrands is providing specific forward-looking statements including guidance related to our expectations of future financial performance.

Any forward-looking statements made as part of today’s call are subject to risks and uncertainties that could cause actual or predicted results to differ materially. These risks are outlined in our earnings announcement as well as in our SEC filings, which can be obtained from the SEC’s Web site or directly from our investor relations Web site.

With that, I will now turn the call back to Alan.

Alan Meckler: Thank you very much. I have a few comments then Don O’Neill our CFO will have some comments and then if there are any questions we’ll be happy to take those.

The reported results for our first quarter for 2009 still do not reflect what is really happening at WebMediaBrands. As results are mixed with events related to the sale of our online images business and the repayment of our debt.

Furthermore, we continue to combat the troubles caused by the great recession that is affecting all of us. Our ad sales at Internet.com are down and our job board sales at MediaBistro are down. These two areas of decline are the primary causes of our revenue situation in the first quarter.

But there are bright spots. MediaBistro ad sales had their best quarter in history. While a small part of our revenues, MediaBistro’s ad sales trends continue in the second quarter and appear to bode will for the remainder of the year and the future.

It also appears but I cannot guarantee this, that the ad sales decline for Internet.com have stabilized. It will take the second and third quarters of this year to definitively prove this theory but as of now this looks positive.

Our brightest growth area is our online education results. We had about 15% year over year revenue growth for this sector. What is extra positive here is that we are investing significantly in this part of our company. Needless to say, we believe our online education will be a strong part of our overall rebound this year and for coming years.

Online education now consists of physical classes, online classes, on demand video and a new sector called self-paced online learning. We have over 10,000 students worldwide and this number is growing. We have the advantage of being able to market to a vast pool of unique visitors.

Our unique visitor numbers, over 28 million now, are growing. So therefore we believe that growth in unique visitors ultimately translates into growth in our online education operations.

I want to turn to events for a little bit now. Our smaller evening events that we hold in New York City and in other states are doing quite well and have shown positive growth and profitability this year. Our more traditional or larger trade shows are suffering from the great recession and the economic climate due primarily to travel budgets being cut.

However, we believe we are in two areas that have great promise, the semantic Web and user generated content. Our shows on these two topics have lost money with first generations but trends even in this difficult time for trade shows are starting to indicate that we might be on to some exciting and future profitability for these trade shows in the near future.

We will need another six months to better understand if these feelings are correct. We recently launched our new Internet.com freelance job board service. Shortly we will launch a companion service called Freelance Connect that will serve our MediaBistro.com and Graphics.com communities.

We believe this is an exciting new business for us and it’s just another part of the exciting new possibilities at WebMediaBrands. In addition, while we’re certainly pressing ahead with our organic efforts, we’re always looking for appropriate acquisitions and believe that there are attractive properties available that will nicely fit into our model at reasonable valuations.

Our recent April acquisition of Brandsoftheworld.com is already brewing good ad sales results. The massive traffic from this site also aids us by providing a wonderful arena to advertise our new Freelance Connect service, our job boards, our events and our online education offerings.

I mentioned in our year end conference call in April that I have purchased nearly 3 million of our shares. I have continued to make purchases; in recent weeks I bought approximately 600,000 additional shares.

Again, I do this not for window dressing but because I believe that our assets are under valued and that our various B to B communities and our concepts will lead to a greater stock price in the future. I cannot guarantee stock price results but my actions certainly illustrate my beliefs and confidence.

In summary, we believe that we are poised for growth and profitability. We recently reduced our annualized employee costs by nearly $6.5 million. WebMediaBrands has scalable businesses in very exciting areas. We have a strong group of colleagues who are enthusiastic about our products and the company.

We believe we are poised for economic success but of course such success will be easier to attain with a stabilized world economy. So those are my comments for now. I wanted to have Don O’Neill our CFO touch on some economic highlights, financial highlights and then if there are any questions we’ll take those. Thank you very much.

Don O’Neill: Thank you, Alan. Before I begin I wanted to highlight that due to the sale of our online images on February 23, 2009, the results of online images are shown as a discontinued operation in our financial statements.

Our continuing operations are comprised solely of our remaining online media business. Prior period information has been restated to show the online images business as a discontinued operation. Also I want to point out some non-recurring items that impacted our results during this quarter.

Non-cash, stock-based compensation expense was $685,000 and $2.4 million for the three months ended March 31, 2008 and 2009 respectively. This increase was due to the accelerated vesting of options resulting from the above mentioned sale.

Also we expensed $2.1 million in unamortized debt issuance costs in conjunction with the determination of our credit agreement during the first quarter of 2009.

During the first quarter of 2009 we recorded a non-cash impairment charge of $662,000 related to the write down of the carrying value of our facility in Peoria, Illinois, which is classified as assets held for sale on our balance sheet.

I want to highlight that the previously mentioned charges that affected our results during the quarter do not have an effect our liquidity or future cash flows from operating activity. During the first quarter we also executed and completed a work force reduction plan that reduced the company’s headcount by approximately 70 full time employees.

And we recognized $567,000 in related severance expense. We have approximately $6.6 million in gross operating loss carry forwards as of March 31, 2009. As we look at our balance sheet, we had approximately $8 million in cash and no debt at March 31, 2009.

We paid down our outstanding debt during the first quarter with proceeds received from the sale of our online images business. Our cash position however, does not include $2 million in proceeds from the sale that are currently held in escrow. With that, I’ll turn the call back to Alan.

Alan Meckler: Yes. Don, I just wanted to double check on the loss carried forward. Is that 6.6 or 16.6?

Don O’Neill: 16.6.

Alan Meckler: 16.6. Thank you very much. Thank you Don and we now know that there are some people out there. We’re not sure if there are any questions but we’re certainly happy to take them if there are any at this point.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please press star 1 on your touchtone telephone. If you’re joining today using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal and we’ll take as many questions as time permits. Once again, please press star 1 if you’d like to ask a question.

The first question comes from Jeeve Macon with Courtside Capital.

Jeeve Macon: Hello everyone. Thanks for taking the question. Can you help me understand post the reduction of employee costs, what is the EBITDA and operating income or net income break even levels for the company go forward?

Don O’Neill: On a go forward basis, on an annualized we are over an annualized basis we’re looking at an EBITDA loss of roughly $2 million in the short-term.

Jeeve Macon: For the year?

Don O’Neill: Annualized on a prospective basis from this point forward.

Jeeve Macon: I see. And what are you assuming for revenue there in that thinking?

Don O’Neill: In the range of 20 to 25 million.

Jeeve Macon: And again, that’s for the year?

Don O’Neill: Yes.

Jeeve Macon: So a little bit more on a quarterly run rate basis than we just - a little bit less rather than we just saw?

Don O’Neill: Depending on the economy I think has a lot to do with where that falls.

Jeeve Macon: Understood. Okay. And again, the $2 million EBITDA loss will be post all of the cost cutting.

Don O’Neill: Yes. And just because we had cost cutting as it related to employee we are continually looking at other redundancies such as office costs and some similar type items.

Jeeve Macon: Got you. Great and have all of those cost cutting measures been - at this point are they completed or are there still some yet to be done in the second quarter?

Don O’Neill: No. We’re continually evaluating the situation.

Jeeve Macon: Okay. But in terms of reaching that $2 million goal, do you need to do anything more or is that again (something you still need to do)?

Don O’Neill: No. That is where we are currently.

Jeeve Macon: Okay. Great.

Don O’Neill: But certainly we’re not going to be comfortable with wanting to go forward with losing $2 million.

Jeeve Macon: And again thinking through the rest of the year from where you are today, is there anything within working capital that would make your free cash flow much different from your earnings or your operating cash flow much different from EBITDA? Let’s put it that way.

Don O’Neill: At this point, nothing stands out, no.

Jeeve Macon: Okay. And one detailed question if you could. You mentioned that - I was just looking at the cash flow statement in your press release. The monies received for the sale to Getty was about $5 million or so less than the $96 million you have said. What is that differential due to?

Don O’Neill: In my comments I had mentioned that there is $2 million that remain in escrow.

Jeeve Macon: Okay. And the remainder?

Don O’Neill: The remaining would have been transaction costs related to the sale.

Jeeve Macon: Okay. All right. Great. Thank you. And just finally, strategically Alan, I mean you clearly have as you mentioned, you have demonstrated your own belief in the company.

Can you tell me, I mean you have been in the trade show business for a long time. And I think you have seen cycles before I’m sure. Can you give us a sense of what the opportunities out there from a big picture basis - a little bit more about the two topics, I think you said Semantic Web and something else?

Alan Meckler: Yeah. User generated content.

Jeeve Macon: I mean for someone who is not familiar with that, why is that kind of something you’re willing to make such a big bet on professionally and I guess with your own personal money as well?

Alan Meckler: That’s an interesting question. In terms of making the bet on those, we probably lost not only on earlier iterations of those shows but over the last 15-16 months, about 1.3 to $1.4 million or more on other ideas including those two.

This time reminds me very much of what happened after the Internet bubble crash and then 9/11 where obviously people were afraid to travel and the trade show industry was decimated. At that particular time we as another iteration of this company, an earlier iteration, had of course sold our Internet world shows and were getting back into the trade show business.

And we’re sort of following the same game plan. I would say in the period early 2000 through late 2002/2003 I tried 14 or 15 different trade show ideas. One of them really took hold. It was called Search Engine Strategies. And we started that on a shoestring.

Lost money on the first one but we sold that five years later or three years later for $45 million. I can’t promise that I can do it again but I’ve done it twice on trade shows. But again, what we’ve done now over the last 14 or 15 months is try I would say about eight or ten different topics.

And these two, I wouldn’t say they’re totally sticking to the wall but it looks like they might. Now in terms of the topics, user generated content is very much related to a term I’m sure you’ve heard called social networking. What we are zeroing in on is how one profits from it.

There has been a lot of social networking/user generated content Web sites and business plans out there. But there haven’t been a lot of ways where people have shown that they can make money. We had the first iteration of this show in February in California.

We’re coming back with it in November in New York City. And while we have kept the pricing very low because of the economy, we had an outstanding turnout in a very, very difficult time. And obviously February was a lot worse than it is today.

So while I can’t guarantee where November will be, I am thinking that we’re going to go from a fairly steep loss to break even if not making money. And if that happens and the economy improves then hopefully the show takes off.

Jeeve Macon: The losses then were reflected in this quarter’s current results?

Alan Meckler: That’s right.

Jeeve Macon: Okay.

Alan Meckler: I would say and we had some other shows too. We don’t have a pretty picture but if you don’t invest even in these times you’re never going to announce anything down the road.

Now in the area of Semantic Web, Semantic Web is sort of a difficult thing to explain. We’re calling it Web 3.0. There are some that are ostracizing us for that.

But it’s essentially the idea that within Web sites and information that’s on the Internet there is a lot more specific data and information that one can glean that should be able to garner versus what you get let’s say if you search Google or Yahoo or Microsoft or whatever.

For example, if you were looking for a used BMW or I should be more patriotic, a Chevrolet although I’m not sure if anybody’s looking for one, let’s say that you wanted a model that isn’t made any more, let’s say a Monte Carlo if that’s appropriate.

And you want a certain color, certain mileage - you might have to jump around to a heck of a lot of Web sites to find all that. What Semantic Web essentially would do is be able to find specifically what you were looking for through a variety of Web sites.

Instead of getting perhaps 100 different hits you might be down to two or three. It actually if it really works the way I understand it to work, could be detrimental to a lot of businesses out there because there are a lot of Web sites that people wouldn’t even have to go to any more.

But then that’s the interesting thing about the Internet. So essentially you might call it the next turn of what might be the next big business on the Internet. We have what we believe is the number one Web site for information in the world called SemanticWeb.com.

It doesn’t have a lot of traffic but then again we think we are months and years ahead of a lot of people. And now we have this trade show of which the fourth generation is coming actually next week in New York City. We will lose money on the trade show.

But compared to the third iteration which we had in Santa Clara, California in October, the revenues have more than doubled. The loss is coming down dramatically.

And if we get the right buzz, while I can’t again guarantee it, I would hope by the fall when we run it again in either San Jose or Santa Clara we’ll be in the black and have a winner. But again, I can’t guarantee any of these things but we are investing in it and I believe very strongly in the two topics.

Jeeve Macon: And assuming everything goes to plan in terms of the numbers and break even points we mentioned earlier, do you foresee any reason for the company to need to raise cash? Or kind of how do you look at the financing picture of the company over the next year or so?

Alan Meckler: Well, obviously we have just come through a very rough period. Again, we performed heroic services in terms of being able to pay off that huge debt more so than a lot of other companies.

And obviously we didn’t get any help from the government. We are now in relatively speaking great shape. Of course we don’t have a huge amount of money but we certainly believe if we just at least have a stabilized economy, not looking for huge growth, just stabilized economy that we are in very good shape for several years.

We are already starting to see stability in ad sales although again, I can’t declare victory. We need at least another quarter to prove that. Even our job boards seem to have touched their low point about seven weeks ago.

We have actually seen increases not huge but increases week to week, which is very positive. But again, I need a few more weeks and months to be able to declare victory. So I feel very positive. There are some other things that we can’t specifically talk about that would not be dilutive at all to stockholders.

And obviously I’m the biggest stockholder - and could contribute significantly to our working capital and cash flow. But again, I can’t elaborate specifically. It has to do with some of the background of the hedge that we have and whatever.

And we’re working on something like that. But all in all it should all be very positive for stockholders.

Jeeve Macon: Can you explain what do you mean by background of the hedge?

Alan Meckler: Well, I don’t know how deeply you have delved into our Qs or K but unfortunately we took out a hedge in July of ‘07. Certain pundits suggested to us that interest rates were going up.

And we hedged a naked hedge somewhat naively and we - I mean again, this is public information. It’s in our reporting. If we wanted to pay off the hedge today we would actually have to pay six or seven, maybe $8 million. We have - there is no reason to pay off the hedge.

It’s not like a bank loan where we have to pay it off by a certain point. It will run its course; it amortizes down over the next four years. However, if there is a way to massage that or change the metrics of it, it leads to greater cash flow.

I don’t want to elaborate or greater working capital - I wouldn’t want to elaborate further but it’s something we’re working on.

Jeeve Macon: In terms of the acquisitions like the one you just did?

Alan Meckler: Well, we did that out of working capital and obviously we’re not in a position to buy 20 to $30 million, 50 to $100 million business today. But we certainly believe we have the ability to make acquisitions from several hundred thousand up to 2 to $3 million.

And we are very close on another one in that range that we would hope to announce by the first or by the middle of June or the end of June.

Jeeve Macon: Thank you for taking all of my questions.

Alan Meckler: Sure.

Operator: As a reminder if you would like to ask a question, please press star 1. Again that’s star 1 for any additional phone questions. We’ll pause for just a moment.

And at this time, there are no further questions, sir.

Alan Meckler: Thank you very much for everybody who listened in today. We’ll look forward to meeting with you again at the next quarterly call. Thank you again.

Operator: And that does conclude today’s conference. We do thank you for your participation today.

END